Exhibit 99.1

Press Release For immediate release Greg Seals, Investor Relations 404-439-3323

Peter Graham to join Invesco Mortgage Capital Inc. Board of Directors

Atlanta, August 3, 2026 – Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) announced today that Peter Graham has joined its Board of Directors (the “Board”), effective August 3, 2026. Mr. Graham is Co-President and Chief Financial Officer of Sallie Mae (formally, SLM Corporation). In this capacity, Mr. Graham is responsible for finance, treasury and capital markets activities at Sallie Mae, as well as equity and fixed-income investor relations. Mr. Graham has more than 30 years of experience in financial services and corporate finance positions, previously serving as Chief Financial Officer for PRA Group. Prior to this, he spent more than a decade at General Electric in various executive finance roles of increasing responsibility. Mr. Graham will also join the Board’s Audit, Compensation, and Nomination and Corporate Governance committees.

“We are thrilled to have Pete join our Board,” said Don Liu, Chair of the Company’s Board of Directors. “His extensive expertise in financial services and corporate finance will provide an immediate and positive contribution to the Board. Additionally, Pete’s corporate leadership experience and strategic acumen will offer insight and perspective that is deeply valued by the Board and the Company.”

About Invesco Mortgage Capital Inc.

The Company is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. The Company is externally managed and advised by Invesco Advisers, Inc., a registered investment adviser and an indirect wholly-owned subsidiary of Invesco Ltd., an independent global investment management firm.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, and such statements are intended to be covered by the safe harbor provided by the same. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2025, which may be updated by subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.